Exhibit 99.1

        XO COMMUNICATIONS REJECTS FORSTMANN LITTLE AND TELMEX REQUEST TO
                                RESCIND AGREEMENT


Reston, VA. (June 7, 2002) - XO Communications, Inc. (OTCBB:XOXO) issued the following statement today in response to a letter delivered by attorneys for partnerships affiliated with Forstmann Little & Co. and Telefonos de Mexico, S.A. de C.V. (TELMEX) asking XO to release Forstmann Little and TELMEX from their obligations under their existing stock purchase agreement.

"As acknowledged by counsel for Forstmann Little and TELMEX in their letter, the stock purchase agreement among XO, Forstmann Little and TELMEX remains in full force and effect. We do not believe that the investors have any right to terminate their obligations unilaterally, and see no reason to believe that the closing conditions cannot be satisfied.

"However, if for any reason the Forstmann Little/TELMEX agreement fails to close for any reason, it is important to note that in recent weeks XO has made substantial progress with the steering committee of its senior secured lenders to formulate a standalone plan which would come into effect in that event.

"We flatly reject the investors' notion that it is "virtually impossible" for the conditions to the investors' obligations to be fulfilled. We believe that our operating results for the first quarter, which reflected improved EBITDA performance, and the dismissal last week of the class action litigation that was pending in the Federal Court in Virginia constitute significant progress toward meeting the conditions of the stock purchase agreement. Under the circumstances, we are obviously not in a position to terminate the stock purchase agreement without substantial consideration. We remain confident that so long as the investors fulfill their obligations under the agreement including the obligation to use reasonable best efforts to take actions necessary to complete the transactions, the conditions can be fulfilled and the transactions consummated."



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About XO Communications

XO Communications is one of the world's leading providers of broadband communications services offering local and long distance voice communication services, Digital Subscriber Line (DSL) access, Web hosting and e-commerce service, Virtual Private Networks (VPNs), dedicated access, global transit and application infrastructure services for delivering applications over the Internet or a VPN.

XO has assembled an unrivaled set of facilities-based broadband networks and Tier One Internet peering relationships throughout the United States. XO currently offers facilities-based broadband communications services in 65 markets throughout the United States.
                                      # # #

The statements contained in this release that are not historical facts are "forward-looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995). These statements include those describing XO's expected future operations, results of operations and related trends and the potential outcome of the proposed investment and recapitalization transactions described in this release. Management wishes to caution the reader that these forward-looking statements are only predictions and are subject to risks and uncertainties. In particular, readers should be aware that the investors' obligations to complete the transactions contemplated by the stock purchase agreement referred to in the release are subject to the satisfaction of a number of substantial conditions and that there can be no assurance that those conditions will be satisfied or that those transactions will be completed. Readers should also be aware that historical operating results are not necessarily indicative of results for future periods and may differ materially from those indicated in the forward-looking statements as a result of a number of factors. These factors include, but are not limited to, the impact that XO's efforts to implement a recapitalization may have on its ability of XO to market, sell and provision its services, to design and construct fiber optic networks, and to connect those networks to customers. XO's business is subject to other risks and uncertainties described from time to time in its reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2001 and its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002.

XO, XO Not Just Talk and the XO design logo are trademarks of XO Communications, Inc.

Contact: Todd Wolfenbarger / XO Communications
         Media and Industry analysts
         703-547-2011 or 703-675-3496



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         Lisa Miles / XO Communications
         Financial Analysts
         703-547-2440